UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: February 2, 2012

(Date of earliest event reported)

SCOLR Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31982	91-1689591
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19204 North Creek Parkway, Suite 100

Bothell, Washington 98011

(Address of principal executive offices and zip code)

(425) 368-1050

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SCOLR PHARMA, INC.

FORM 8-K

Item 1.01 Entry into a Material Definitive Agreement.

On February 3, 2012, SCOLR Pharma, Inc. (the “Company”) and Emerson Healthcare LLC (“Emerson”) entered into a First Amendment (the “Amendment”) to Account Services Agreement to amend certain provisions of the Account Services Agreement between the Company and Emerson, dated August 27, 2010 (the “Services Agreement”). Under the Services Agreement, Emerson provides certain account management, payment management and collections services to the Company in support of the Company’s nutritional products business. The Amendment was entered to accommodate the Company’s cash flow needs. The Amendment provides that through December 31, 2012 Emerson will disburse to the Company 90% of each invoice issued by the Company to the accounts of retail customers serviced by Emerson upon invoicing, up to an aggregate maximum $1.2 million. The remaining amount of such invoices will be remitted by Emerson to the Company upon collection, net of the fees, charges and withholdings previously contemplated by the Services Agreement. No additional fees or charges will be assessed to the Company as a result of the Amendment.

A copy of the Amendment is attached as Exhibit 10.1 to this current report and is incorporated herein. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 2, 2012, the Company awarded to each of Stephen J. Turner, President and Chief Executive Officer, and Richard M. Levy, Executive Vice President and Chief Financial Officer, options to purchase 50,000 shares of common stock at an exercise price of $0.08 per share. The options were issued pursuant to the Company’s 2004 Equity Incentive Plan. The options will vest in twelve equal monthly installments beginning on February 2, 2012.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	First Amendment to Account Services Agreement, dated as of February 3, 2012, between SCOLR Pharma, Inc. and Emerson Healthcare LLC.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCOLR Pharma, Inc.
(Registrant)

February 8, 2012	By:	/s/ RICHARD M. LEVY
(Date)		Richard M. Levy
Executive Vice President & Chief Financial Officer